UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 15, 2016

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Update on Clinica de la Mama Investigations and Qui Tam Action

As initially disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012, we and four of our hospital subsidiaries are defendants in civil qui tam litigation (United States of America, ex rel. Ralph D. Williams v. Health Management Associates, Inc., et al.) that alleges that the contractual arrangements between each of Atlanta Medical Center, North Fulton Hospital, Spalding Regional Medical Center and Hilton Head Hospital, and Hispanic Medical Management, Inc. (“HMM”) violated the federal and state anti-kickback statutes and false claims acts. Also as previously disclosed, the U.S. Department of Justice (“DOJ”) is conducting a parallel criminal investigation of us, certain of our subsidiaries, and current and former employees with respect to the contractual arrangements entered into by such individuals between HMM and the four hospitals.

In January 2016, we commenced preliminary discussions with the DOJ and the State of Georgia regarding potential resolution of these matters. There can be no assurance that conducting these preliminary discussions will lead to resolution of these matters. Management previously established a reserve of approximately $20 million to reflect the low end of the range of probable liability in connection with the civil litigation. This amount related to an offer we made to settle the civil litigation in December 2013, which was rejected. Based on the ongoing uncertainties and potentially wide range of outcomes associated with any potential resolution, we cannot estimate the amount of potential loss or range of reasonably possible loss we may face. However, the potential consequences and additional liabilities may materially exceed the reserve we established and could have a material adverse effect on our business, financial condition or cash flows. If we are unable to reach a resolution, we intend to continue vigorously contesting any allegations that we or our four hospital subsidiaries violated the law. Additional information regarding these investigations and the related qui tam action is contained in quarterly and annual reports we file with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Daniel J. Cancelmi
Daniel J. Cancelmi
Chief Financial Officer

Date: January 15, 2016